EXHIBIT 10.3

Severance Agreement

As of 1 January, 2010

Dear Kevin:

          This letter sets forth our understanding and agreement with respect to your employment by Sotheby’s Hong Kong, Ltd. (individually and, as the context may require, together with all of its parent companies, subsidiaries and related entities, “Sotheby’s” or the “Company”).

(1)

Term of Employment You agree to act as a full-time employee of the Company and the Company agrees to employ you full-time from January 1, 2010 through and including December 31, 2013 (the “Term”), subject to the terms and conditions set forth in this Agreement (this “Agreement”).

(2)	Title; Responsibilities

As Chief Executive Officer, Asia, you will be responsible for developing and executing the strategic plan for expanding Sotheby’s business to capture the opportunities in collecting in Asia, with continued emphasis on China. This will involve developing relationships and networks with government officials, principals in the art business and collectors. You will continue to develop and execute the tactical objectives for each fiscal year, and to recruit, build, and manage our team in Asia. You will also be expected to develop relationships with clients and to initiate auction/private treaty transactions.

In addition to the foregoing, you agree to perform such other functions and responsibilities as may be reasonably requested by the Chief Operating Officer of Sotheby’s (the “Chief Operating Officer”) from time to time. During the Term, you shall devote all of your business time and efforts to the performance of your functions and responsibilities hereunder.

(3)	Compensation. In consideration for the services to be rendered by you to the Company, you shall receive during the Term the following:

a) An annual base salary of HK$4,500,000, which amount reflects the HK$500,000 reduction in your annual base salary that you agreed to in May 2009. Your salary shall be payable in appropriate installments to conform to the regular payroll dates for salaried personnel of the Company. Your base salary shall be reviewed, along with those other senior executives whose salaries was similarly reduced in May, 2010 to determine whether business conditions warrant the reinstatement of all or part of the salary reduction and from time to time thereafter if not fully reinstated at that time. Any reinstatement of all or part of the salary reduction shall be consistent with that of the other senior executives whose salary was reduced. In addition, your annual base salary shall be reviewed on an annual basis and shall be subject to such adjustment as the Chief Operating Officer shall determine to reflect your performance and responsibilities beginning with the regular review cycle in 2011. Notwithstanding the change in your base salary outlined above, the term “base salary” in Subparagraphs 13(a)(i), 13(a)(ii) and 13(b) shall mean HK$5,000,000 solely for the purpose of calculating any amount payable to you should you terminate your employment for Good Reason or the Company terminate your employment without Cause.

	b)	In addition to the annual base salary, you will be eligible for:

i)

An annual discretionary cash incentive bonus target of HK$4,050,000, provided that you must be an employee of the Company at the time that any award is paid under the terms and conditions of the Sotheby’s Annual Incentive Compensation Program (or successor program) attached hereto as Schedule 1.

ii)

An annual equity based incentive bonus target of US$175,000 under the Company’s discretionary annual incentive compensation program (which may consist of an award or awards of any of the following: restricted stock units, performance share units and/or stock options) with any such award subject to the terms and conditions of the Sotheby’s Amended and Restated Restricted Stock Unit Plan and the 1997 Sotheby’s Stock Option Plan (or any successor plans), and the terms of any applicable award agreements The Sotheby’s Amended and Restated Restricted Stock Plan and the 1997 Sotheby’s Stock Option Plan are attached hereto as Schedules 2 and 3 respectively.

(4)	Pension.

a)

You are eligible to join either the Mandatory Provident Fund Scheme (“MPF”) or the Mandatory Provident Fund Exempted Occupational Retirement Scheme (“MPF Exempted ORSO”) maintained by the Company as particularly set out in Schedule 4.

b)

The Company shall continue your enrollment in the provident fund scheme of your choice pursuant to Subparagraph (4)(a) above, and you shall give all necessary assistance to the Company to maintain such enrollment (including, but not limited to, signing any and all documents that the Company may in its sole and absolute discretion determine to be necessary to give full effect to the said enrolment).

c)

The Company shall be entitled during the Term to make such deductions as may be authorized under the Mandatory Provident Fund Schemes Ordinance (the “Ordinance”) from the salary payable to you, and shall make all necessary contributions to the provident fund scheme as prescribed under the Ordinance.

	d)	The Company shall inform you in writing of the amount of contributions made for, or in respect of, you to the provident fund scheme in accordance with the relevant provisions of the Ordinance.

	e)	The Company reserves the right to vary or discontinue any scheme in place from time to time.

(5)

Benefits. You shall be entitled, to the extent that your position, title, tenure, salary, age, health and other qualifications make you eligible, to participate in all employee benefit plans or programs now in effect as set out in Schedule 5 or hereafter adopted by the Company. Your participation in such plans or programs shall continue to be subject to the provisions, rules and regulations applicable thereto. Your former salary of HK$5,000,000 will be used as the basis for calculating benefits including life assurance and income protection but excluding pension.

(6)

Vacation. During the Term, you shall be entitled, with full pay, to 20 days annual leave. Annual leave will be allowed and shall be taken in accordance with the established policies of the Company now or hereafter in effect.

(7)

Expenses. You shall be authorized to incur reasonable and necessary expenses in connection with the Company’s business, including expenses for entertainment, travel and similar items in accordance with the Company’s travel and entertainment policy. The Company will reimburse you for all such expenses upon presentation by you monthly of an itemized account of such expenditures, with appropriate receipts. Such expenditures, however, shall be subject at all times to the approval of the Company in accordance with the Company’s expense reimbursement policy.

(8)

Housing Allowance. During the Term, HK$867,000 of your annual base salary shall be attributable to rental reimbursement. To be eligible for rental reimbursement, you have to submit to the Company relevant copies of your rental agreements and rental receipts. The Company will then reimburse the rent you paid to your landlord up to a maximum of HK$73,000 per month.

(9)	Car Allowance. You will be provided with an annual car allowance of HK$230,000 during the Term. This is taxable income to you.

(10)

Confidentiality Agreement, Company’s Rules and Policies. As a condition to your continued employment by the Company, you shall be bound by the Company’s Confidentiality Agreement, Auction Rules, Code of Business Conduct and Ethics,

Conflict of Interest Policy, House Rules and other Compliance Policies, as attached to Schedule 6 (collectively, the “Rules and Policies”) and such other rules and policies as the Company may establish and/or amend from time to time. You acknowledge that you have read and understood each of the foregoing attached policies.

(11)

Special Undertaking. You agree that during the Term, you shall refrain from any discussions, meetings or communications of any kind whatsoever with any other potential employer regarding prospective employment, including, but not limited to, an art auction house, art dealer or any other company, organization or entity in which you would perform similar duties and responsibilities to those you have performed at the Company, regarding prospective employment for yourself during the Term. You agree that during the Term you are knowingly and voluntarily foregoing the right to engage in such conduct in exchange for the consideration set forth herein, and you acknowledge the vital importance of this undertaking to the Company.

(12)	Termination

a)	This Agreement may be terminated:

	i)	upon mutual written agreement of the Company and you; or

ii)

at the option of the Company, for Cause (as hereinafter defined) summarily and without notice or payment in lieu of notice (but without prejudice to the rights and remedies of either party for any antecedent breach of this Agreement); or

	iii)	upon thirty (30) days prior written notice to you from the Company without Cause; or

iv)

upon thirty (30) days’ prior written notice by you for Good Reason (as hereinafter defined) within thirty (30) days of your becoming aware of the existence of circumstances constituting Good Reason; or

	v)	upon one hundred eighty (180) day’s prior written notice (the “Notice Period”) by you to the Company without Good Reason unless such Notice Period or any portion thereof is waived by the Company; or

	vi)	at the option of the Company in the event of your Permanent Disability (as hereinafter defined); or

	vii)	automatically upon your death.

b)	As used herein, the term “Cause” shall mean the happening of any of the following events:

	i)	if you are convicted of a felony crime; or

	ii)	if you are guilty of grave misconduct, fraud, willful malfeasance or gross negligence in performance of your duties; or

iii)

if you commit any continuing or material breach of your obligations under this Agreement and, in the case of a breach which is capable of remedy, fail to remedy the same within thirty (30) days after receipt of a written notice from the Company specifying such breach and the action required to remedy the breach; or

iv)

if you conduct yourself otherwise than as befits your status as an employee of the Company or are guilty of conduct tending to bring yourself, the Company or any of the parent company or companies associated, affiliated, or connected, with, or to, the Company into disrepute; or

	v)	if you commit an act of bankruptcy or compound with your creditors generally; or

	vi)	if you breach any of the provisions in Paragraph 10 or 11.

The Chief Operating Officer shall determine, in his sole discretion, whether the occurrence or non-occurrence of an event constitutes Cause within the meaning of this Agreement. Such determination shall be final, binding and conclusive on the parties hereto.

c)	As used herein, the term “Good Reason” shall mean the occurrence of any of the following events:

	i)	any material breach of this Agreement by the Company; or

ii)

any action by the Company that results in a material diminution in your position without your express consent (except in connection with the termination of your employment for Cause or as a result of your death or Permanent Disability or temporarily as a result of your illness or other absence); or

	iii)	the failure of the Company’s successor to assume this Agreement in accordance with Paragraph 23 without your express consent,

provided, however, that the Company shall have thirty (30) days following the receipt of written notice from you of the existence of circumstances constituting Good Reason to correct such circumstances. For the avoidance of doubt, the prior reduction in your annual base salary from HK$5,000,000 to HK$4,500,000 does not constitute Good Reason for purposes of this Agreement.

d)

As used herein, the term “Permanent Disability” shall mean, and be limited to, any physical or mental illness, disability or impairment that has prevented you from continuing the performance of your normal duties and responsibilities hereunder for a period in excess of six (6) consecutive months.

(13)	Compensation Upon Termination During the Term.

a)

If during the Term, this Agreement is terminated by you for Good Reason in accordance with Subparagraph 12(a)(iv) hereof, or by the Company without Cause, in accordance with Subparagraph 12(a)(iii), the Company shall pay or provide you with the following:

i)

Within fifteen (15) days of your termination date, payment of the sum of (x) any unpaid base salary through the date of termination and (y) any unpaid cash incentive compensation amount approved prior to your termination date; and, within sixty (60) days of your termination date, reimbursement for any unreimbursed expenses incurred through the date of termination in accordance with Paragraph 7 (“Accrued Obligations”); and

		ii)	Twelve months of your base salary pursuant to Subparagraph 3(a) to be paid in a lump sum within fifteen (15) days after the requirements of Subparagraph 13(f) are fulfilled; and

iii)

Provided you have worked at least three (3) months in the calendar year prior to notice of termination, you will receive payment of a portion of your discretionary cash incentive compensation target pursuant to Subparagraph 3(b)(i). You will receive a pro rata portion of your target calculated as follows: your target cash incentive will be multiplied by a fraction, the numerator of which is the completed number of months worked following the end of the last year and the denominator of which is twelve. This amount shall be paid in a lump sum within fifteen (15) days after the requirements of Subparagraph 13(f) are fulfilled; and

iv)

In the event the amounts you receive pursuant to Subparagraphs 13(a)(ii) and 13(a)(iii) total less than HK$7,750,000, the Company shall pay you an amount equal to that difference that shall be calculated on your termination date. This amount shall be paid in a lump sum within fifteen (15) days after the requirements of Subparagraph 13(f) are fulfilled.

b)

If during the Term, your employment is terminated on account of your Permanent Disability or your death, the Company shall pay or provide you (or, in the event of your death, your estate) with the amounts under the terms specified in Subparagraph 13(a)(i) above, Accrued Obligations, and equity based awards shall vest subject to the terms of the applicable plans (or successor plans) and/or award agreements.

c)

If during the Term, your employment is terminated for Cause, this Agreement shall terminate without further obligation to you, except that the Company shall pay or provide you with the amounts specified in Subparagraphs 13(a)(i) above, Accrued Obligations, and equity based awards shall vest subject to the terms of the applicable plans (or successor plans) and/or award agreements. You will not be eligible for any incentive compensation including those in Subparagraph 3(b) after the date of termination of your employment.

	d)	If during the Term, your employment is terminated in accordance with Subparagraph 12(a)(i) hereof, the Company shall pay or provide you with the amounts mutually agreed on by the Company and you.

e)

If you terminate this Agreement in accordance with Subparagraph 12(a)(v) herein, the Company shall pay to you the amounts specified in Subparagraph 13(a)(i) above, Accrued Obligations, on the effective date of termination. You will not be eligible for any incentive compensation including those in Subparagraph 3(b) after the date of termination of your employment.

f)

Any payments payable pursuant to this Paragraph 13 beyond Accrued Obligations shall only be payable if you deliver to the Company a release of any and all your claims occurring up to the release date with regard to the Company and its respective past or present officers, directors and employees in such form as reasonably requested by the Company.

	g)	Any payments payable pursuant to this Paragraph 13 beyond Accrued Obligations shall not be reduced, offset or prejudiced by any of your provident fund payments or entitlements.

(14)

Employment After Expiration of the Term If the Company does not offer to renew this Agreement prior to the expiration of the Term with the same terms as Paragraphs 2, 3(a) and 3(b)(i) at the amounts of those terms in the final year of the Agreement for one additional year, then, you shall, upon the expiration of the Term, be entitled to receive a lump sum payment equivalent to twelve (12) months’ base salary.

(15)	Effects of Termination

On the termination of this Agreement, howsoever arising, you shall:

a)

deliver to the Company all documents (including confidential information, correspondence, notes, memoranda, plans, drawings, records, reports, computer disks, software, client lists, client information and other documents and data of whatsoever nature) made or compiled by or delivered to you during your employment and documents or information concerning the business, operation, finances or affairs of the Company. For the avoidance of doubt, it is hereby declared that the property in all such documents as aforesaid shall at all times belong to the Company; and

b)

at the Company’s request, and without compensation or other payment, resign from all appointments or offices which you hold as nominee or representative of the Company and, if you should fail to do so within seven (7) days of such request, the Company is irrevocably authorized to appoint some person in your name and on your behalf to sign any documents or do any things necessary or requisite to give effect to such resignation(s).

(16)	Non-Compete and Non-Solicitation Agreement

a)

Because you have specialized, unique confidential knowledge vital to the Company, you agree that during the Restricted Period (during the course of your employment and twelve (12) months after the termination of your employment), you will not, without the consent of the Company, directly or indirectly: consult for, become employed by, provide services to, or solicit or accept any funds, loans or other consideration from

		i)	Christie’s, Bonhams, or Phillips de Pury & Company or any affiliate or successor of any of those entities anywhere in the world; or

ii)

another entity engaged in conducting auctions, dealing in or making private sales of, collecting or advising with respect to the types of property in the collecting categories that the Company has offered for sale in its core business within the prior twelve (12) months anywhere in Asia in which the Company has an office, affiliation or has done business within the last twelve (12) months as well as London, Paris and/or New York.

b)

In addition to the foregoing, during the Restricted Period, you agree that you will not, either alone or in concert with others, and will not cause another to in any such case, directly or in directly,

		ii)	recruit, solicit or induce any Sotheby’s employees to terminate their employment with Sotheby’s;

		iii)	solicit the business of, do business with, or seek to do business with, any client of the Company;

		iv)	encourage or assist any competitor of the Company to solicit or service any client of the Company; or

		v)	otherwise induce any client of the Company to cease doing business with,

or lessen its business with, the Company.

(c)

If at any time there is a judicial determination by any court of competent jurisdiction that the time period, geographical scope, or any other restriction contained in this Paragraph 16 is unenforceable against you, the provisions of this Paragraph 16 shall not be deemed void but shall be deemed amended to apply as to such maximum time period, geographical scope and to such other maximum extent as the court may judicially determine or indicate to be enforceable.

(17)

Indemnification. The Company shall maintain for your benefit director and officer liability insurance in the same amount and to the same extent as the Company covers similarly situated employees. In addition, to the extent not covered by director and officer liability insurance, you shall be indemnified by the Company against liability as an officer or director of the Company to the maximum extent permitted by applicable law. Your rights under this Paragraph 17 shall continue so long as you may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

(18)

Personal Data. By accepting the terms of this Agreement, you agree to the use of personal data provided to the Company for employment related matters and authorize the release of information to banks, insurers, managers of provident fund, the travel industry and relevant departments of the Government of Hong Kong Special Administrative Region, and any organizations or individuals which the Company considers appropriate.

(19)

Miscellaneous. You may not assign your rights or delegate your obligations under this Agreement. The Company shall be entitled to withhold from any payments or deemed payments under this Agreement any amount of withholding required by law. This Agreement constitutes the entire agreement between you and the Company concerning the subject matter of your employment, with the exception of letters and documents specifically referenced herein, and it supersedes all prior agreements, written or oral, discussions, and negotiations on that subject (other than the documents specifically referenced herein). Any waiver or amendment of any provision of this Agreement must be done in writing and signed by both parties.

(20)

Legal and Equitable Remedies. The Company shall be entitled to enjoin a violation by you of any provision hereof. Moreover, the parties hereto acknowledge that the damages suffered by the Company as a result of any violation of this Agreement may be difficult to ascertain. Accordingly, the parties agree that in the event of a breach of this Agreement by you, the Company shall be entitled to specific enforcement by injunctive relief of your obligations to the Company. The remedies referred to above shall not be deemed to be exclusive of any other remedies available to the Company, including to enforce the performance or observation of the covenants and agreements contained in this Agreement.

(21)	Severability. If at any time there is a judicial determination by any court of competent jurisdiction that any provision of this Agreement is unenforceable against you, the other provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum extent as the court may judicially determine or indicate to be enforceable under Hong Kong laws.

(22)

Choice of Law/Choice of Forum. This Agreement shall be governed by, construed and enforced solely in accordance with the laws of Hong Kong irrespective of the principles of conflicts of law, and you consent to the exclusive jurisdiction of the courts and tribunals of Hong Kong for the purpose of adjudicating any dispute relating to this Agreement.

(23)

Binding on Successor Company. This Agreement shall remain in effect and binding upon any successor or assign of Sotheby’s including any entity that (whether directly or indirectly, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) is the survivor of the Company or that acquires the Company and/or substantially all the assets of the Company in accordance with the operation of law, and such successor entity shall be deemed the “Company” for purposes of this Agreement. In the situations set forth in this Paragraph 23, if this Agreement is not assumed as a matter of law, the Company will require its assumption by the successor entity.

(24)

Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to you at the address set forth on the initial page of this Agreement and to the Company at Sotheby’s, 1334 York Avenue, New York, New York 10021, Attention: Worldwide General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith. Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit in the mail, except that notice of change of address shall be effective only upon receipt.

(25)	It is hereby agreed that this Agreement replaces and supersedes any prior employment agreement between you and the Company.

[Remainder of Page Left Intentionally Blank]

          Please review this Agreement carefully and, if it correctly states our agreement, sign and return to me the enclosed copy.

Very truly yours,

SOTHEBY’S HONG KONG, LTD.

By:	/s/ William S. Sheridan

William S. Sheridan
Director

Read, accepted and agreed to this
1st day of January, 2010

/s/ Kevin Ching

Kevin Ching

SCHEDULE 1

SOTHEBY’S INCENTIVE COMPENSATION PROGRAM

SCHEDULE 2

AMENDED AND RESTATED

RESTRICTED STOCK UNIT AGREEMENT

SCHEDULE 3

1997 SOTHEBY’S STOCK OPTION PLAN

SCHEDULE 4

PROVIDENT SCHEMES MAINTAINED BY THE COMPANY

SCHEDULE 5

EMPLOYMENT BENEFITS

SCHEDULE 6

COMPANY’S CONFIDENTIALITY AGREEMENT

AUCTION RULES

CODE OF BUSINESS CONDUCT AND ETHICS

CONFLICT OF INTEREST POLICY

OTHER COMPLIANCE POLICIES

(not attached, but available on Company’s intranet)